Exhibit 99.1

CV Sciences, Inc. Reports Second Quarter 2021 Financial Results

San Diego, CA - August 12, 2021 (GLOBE NEWSWIRE) - CV Sciences, Inc. (OTCQB:CVSI) (the “Company”, “CV Sciences”, “our”, “us” or “we”), a preeminent supplier and manufacturer of hemp cannabidiol (CBD) products, today announced its financial results for the quarter ended June 30, 2021.

Second Quarter 2021 and Recent Financial and Operating Highlights
•Revenue of $5.1 million for second quarter of 2021, compared to $5.4 million for the second quarter of 2020;
•Gross margin of 44.7% for second quarter of 2021, improved from 43.0% for the second quarter of 2020;
•Total cash balance of $3.0 million at quarter end, compared to $4.5 million at year end;
•Total retail distribution of more than 7,800 stores as of June 30, 2021, an increase from 6,325 stores as of June 30, 2020;
•Launched PlusCBDTM Calm and Sleep, two flavorful gummies that meet the primary needs of our target customers to manage stress and improve sleep as they manage day-to-day challenges;
•Received NutraIngredients-USA 2021 Product of the Year: Immune Support Award for our new and highly innovative CV™ Defense product;
•Published study of cannabidiol efficacy in treating nicotine dependence in Journal of Psychopharmacology in collaboration with the University of California, San Diego; and
•CV Sciences PlusCBD™ hemp oil used as reference standard to develop Cannabis Quality Assurance Program Exercise 1 Final Report - published by National Institute for Standards and Technology (NIST), further establishing Company as the industry leader for science, technology and regulatory compliance.

“Second quarter execution was solid as we continued to focus on targeted growth opportunities, product innovation and cost efficiency initiatives. We delivered sequential growth for the first time in two quarters as revenues increased 6% compared to the first quarter, said Joseph Dowling, Chief Executive Officer. “In addition, gross margins increased by 170 basis points versus last year reflecting product mix factors as well as ongoing efforts to drive productivity. From a new product standpoint, consumers and key retail partners are responding positively to the PlusCBDTM Sleep and Calm gummies. Our new Sleep and

Calm products, along with other planned new product launches during the second half of 2021, give us confidence in the success of our strong innovation pipeline to generate future incremental revenue. In our drug development division, we recently announced results from our collaborative study with UC San Diego validating the efficacy of CBD treatment in reducing nicotine dependence. This is a significant step toward CV Sciences' efforts to develop and commercialize the only FDA-approved treatment for smokeless tobacco addiction. Finally, we remain committed to working with government and industry association stakeholders to fill scientific and regulatory gaps necessary for full FDA regulation of CBD as a dietary supplement and remain optimistic that the Company is well positioned financially and strategically to deliver long-term value for our shareholders."

Operating Results - Second Quarter 2021 Compared to Second Quarter 2020
Sales for second quarter of 2021 were $5.1 million, a decrease of 5% from $5.4 million in the second quarter of 2020. Current quarter sales were impacted by increased market competition, which is largely due to the uncertain regulatory environment for CBD. The Company's products were sold in more than 7,800 retail stores nationwide as of June 30, 2021, up from over 6,300 stores as of June 30, 2020.

The Company recognized an operating loss of $3.5 million in the second quarter of 2021, compared to an operating loss of $4.7 million in the second quarter of 2020.

The Company had negative adjusted EBITDA for the second quarter of 2021 of $2.4 million, compared to negative adjusted EBITDA of $3.2 million in the second quarter of 2020.

Conference Call and Webcast
The Company will host a conference call and webcast to discuss these results today at 4:30 pm EDT/1:30 pm PDT. The webcast of the conference call will be available on the Investor Relations section of the Company's website at https://ir.cvsciences.com/news-events or directly at http://public.viavid.com/index.php?id=145430. Investors interested in participating in the live call can also dial (877) 407-0784 from the U.S. or international callers can dial (201) 689-8560. A telephone replay will be available approximately two hours after the call concludes, and will be available through Thursday, August 19, 2021, by dialing (844) 512-2921 from the U.S. or (412) 317-6671 from international locations, and entering confirmation code 13720919.

About CV Sciences, Inc.

CV Sciences, Inc. (OTCQB:CVSI) operates two distinct business segments: a consumer product division focused on manufacturing, marketing and selling plant-based dietary supplements and CBD products to a range of market sectors; and a drug development division focused on developing and commercializing CBD-based novel therapeutics. The Company’s PlusCBD™ products are sold at more than 7,800 retail locations throughout the U.S. and it is one of the top-selling brands of hemp-derived CBD in the natural products market, according to SPINS, the leading provider of syndicated data and insights for the natural, organic and specialty products industry.  CV Sciences follows all guidelines for Good Manufacturing Practices (GMP) and the Company’s products are processed, produced, and tested throughout the manufacturing process to confirm strict compliance with company standards and specifications.  With a commitment to science, PlusCBD™ product benefits in healthy people are supported by human clinical research data, in addition to three published clinical case studies available on PubMed.gov.  PlusCBD™ was the first hemp CBD supplement brand to invest in the scientific evidence necessary to receive self-affirmed Generally Recognized as Safe (GRAS) status. CV Sciences, Inc. has primary offices and facilities in San Diego, California.  Additional information is available from OTCMarkets.com or by visiting www.cvsciences.com.

Forward Looking Statements
This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risk and uncertainties.

Contact Information

Investor Contact:
ICR
Reed Anderson
646-277-1260
reed.anderson@icrinc.com

Media Contact:
ICR
Cory Ziskind
646-277-1232
cory.ziskind@icrinc.com

CV SCIENCES, INC.
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Product sales, net	$5,128	$5,396	$9,972	$13,666
Cost of goods sold	2,838	3,074	5,324	7,336
Gross Profit	2,290	2,322	4,648	6,330

Operating expenses:
Research and development	225	746	411	2,255
Selling, general and administrative	5,575	6,233	10,860	14,052
	5,800	6,979	11,271	16,307

Operating Loss	(3,510)	(4,657)	(6,623)	(9,977)

Interest expense (income), net	9	4	23	(6)
Loss before income taxes	(3,519)	(4,661)	(6,646)	(9,971)
Income tax expense (benefit)	11	20	11	(138)
Net Loss	$(3,530)	$(4,681)	$(6,657)	$(9,833)

Weighted average common shares outstanding, basic and diluted	107,623	99,863	106,074	99,771
Net loss per common share, basic and diluted	$(0.03)	$(0.05)	$(0.06)	$(0.10)

CV SCIENCES, INC.
CONDENSED BALANCE SHEETS (UNAUDITED)
(in thousands, except per share data)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$2,460	$4,024
Restricted cash	501	501
Accounts receivable, net	1,119	1,126
Inventory	9,176	8,840
Prepaid expenses and other	1,771	2,372
Total current assets	15,027	16,863

Property & equipment, net	2,493	2,877
Operating lease assets	2,789	3,057
Intangibles, net	3,730	3,730
Goodwill	2,788	2,788
Other assets	983	1,310
Total assets	$27,810	$30,625

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$646	$1,677
Accrued expenses	10,233	9,805
Current portion of operating lease liability	686	680
Current portion of long-term debt	2,998	2,174
Total current liabilities	14,563	14,336

Debt	—	1,453
Operating lease liability	3,113	3,467
Deferred tax liability	157	157
Total liabilities	17,833	19,413

Commitments and contingencies

Stockholders' equity
Preferred stock, par value $0.0001; 10,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.0001; 190,000 shares authorized, 108,462 and 100,664 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	11	10
Additional paid-in capital	80,544	75,123
Accumulated deficit	(70,578)	(63,921)
Total stockholders' equity	9,977	11,212

Total liabilities and stockholders' equity	$27,810	$30,625

CV SCIENCES, INC.
CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Six months ended June 30,
	2021	2020
OPERATING ACTIVITIES
Net loss	$(6,657)	$(9,833)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	402	389
Stock-based compensation	1,569	2,501
Deferred taxes	—	(158)
Non-cash lease expense	268	562
Loss on sale of property and equipment	—	176
Other	211	99
Change in operating assets and liabilities:
Accounts receivable	(85)	1,032
Inventory	(336)	1,738
Prepaid expenses and other	822	2,208
Accounts payable and accrued expenses	(947)	(2,818)
Net cash used in operating activities	(4,753)	(4,104)

INVESTING ACTIVITIES
Purchase of property and equipment	(35)	(506)
Net cash flows used in investing activities	(35)	(506)

FINANCING ACTIVITIES
Proceeds from debt	—	2,906
Repayment of unsecured debt	(629)	—
Proceeds from issuance of common stock	3,853	—
Proceeds from exercise of stock options	—	173
Net cash flows provided by financing activities	3,224	3,079

Net decrease in cash, cash equivalents and restricted cash	(1,564)	(1,531)
Cash, cash equivalents and restricted cash, beginning of period	4,525	9,608
Cash, cash equivalents and restricted cash, end of period	$2,961	$8,077

Supplemental cash flow disclosures:
Income taxes paid	—	18
Supplemental disclosure of non-cash transactions:
Purchase of property and equipment in accounts payable and accrued expenses	$—	$327
Sale of property and equipment in exchange for note receivable (recorded in prepaid expenses and other) and inventory	$—	$675

CV SCIENCES, INC.
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

We prepare our condensed financial statements in accordance with generally accepted accounting principles for the United States (GAAP). The non-GAAP financial measures such as net income and loss per share and Adjusted EBITDA included in this press release are different from those otherwise presented under GAAP. We use non-GAAP measures internally to evaluate our performance and make financial and operational decisions that are presented in a manner that adjusts from their equivalent GAAP measures or that supplement the information provided by our GAAP measures. The non-GAAP financial measures exclude non-cash compensation expense for stock options. When evaluating the performance of our business and developing short and long-term plans, we do not consider share-based compensation charges. Although share-based compensation is necessary to attract and retain quality employees, our consideration of share-based compensation places its primary emphasis on overall shareholder dilution rather than the accounting charges associated with such grants. Because of the varying availability of valuation methodologies and subjective assumptions, we believe that the exclusion of share-based compensation allows for more accurate comparison of our financial results to previous periods. In addition, we believe it useful to investors to understand the specific impact of the application of the fair value method of accounting for share-based compensation on our operating results.
Adjusted EBITDA is defined by us as EBITDA (net income (loss) plus depreciation expense, amortization expense, and interest expense, minus income tax benefit and interest income), further adjusted to exclude certain non-cash expenses and other adjustments as set forth below. We use Adjusted EBITDA because we believe it more clearly highlights trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures, since Adjusted EBITDA eliminates from our results specific financial items that have less bearing on our core operating performance.
We use Adjusted EBITDA in communicating certain aspects of our results and performance, including in this press release, and believe that Adjusted EBITDA, when viewed in conjunction with our GAAP results and the accompanying reconciliation, can provide investors with greater transparency and a greater understanding of factors affecting our financial condition and results of operations than GAAP measures alone. In addition, we believe the presentation of Adjusted EBITDA is useful to investors in making period-to-period comparison of results because the adjustments to GAAP are not reflective of our core business performance.

A reconciliation from our GAAP net loss to non-GAAP net loss for the three and six months ended June 30, 2021 and 2020 is detailed below (in thousands, except per share data):

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Net loss - GAAP	$(3,530)	$(4,681)	$(6,657)	$(9,833)
Stock-based compensation (1)	912	1,243	1,569	2,501
Net loss - non-GAAP	$(2,618)	$(3,438)	$(5,088)	$(7,332)

Diluted EPS - GAAP	$(0.03)	$(0.05)	$(0.06)	$(0.10)
Stock-based compensation (1)	0.01	0.02	0.01	0.03
Diluted EPS - non-GAAP	$(0.02)	$(0.03)	$(0.05)	$(0.07)

Shares used to calculate diluted EPS - GAAP and non-GAAP	107,623	99,863	106,074	99,771
_____________
(1)Represents stock-based compensation expense related to stock options awarded to employees, consultants and non-executive directors based on the grant date fair value using the Black-Scholes valuation model.

A reconciliation from our net loss to Adjusted EBITDA, a non-GAAP measure, for the three months ended June 30, 2021 and 2020 is detailed below (in thousands):

	Three months ended June 30, 2021			Three months ended June 30, 2020
	Consumer Products	Specialty Pharma	Total	Consumer Products	Specialty Pharma	Total
Net loss	$(3,421)	$(109)	$(3,530)	$(4,034)	$(647)	$(4,681)
Depreciation	198	—	198	195	—	195
Amortization	—	—	—	—	9	9
Interest expense	9	—	9	4	—	4
Income tax expense	11	—	11	20	—	20
EBITDA	(3,203)	(109)	(3,312)	(3,815)	(638)	(4,453)
Stock-based compensation (1)	912	—	912	1,209	34	1,243
Adjusted EBITDA	$(2,291)	$(109)	$(2,400)	$(2,606)	$(604)	$(3,210)

A reconciliation from our net loss to Adjusted EBITDA, a non-GAAP measure, for the six months ended June 30, 2021 and 2020 is detailed below (in thousands):

	Six months ended June 30, 2021			Six months ended June 30, 2020
	Consumer Products	Specialty Pharma	Total	Consumer Products	Specialty Pharma	Total
Net loss	$(6,475)	$(182)	$(6,657)	$(7,973)	$(1,860)	$(9,833)
Depreciation	402	—	402	371	—	371
Amortization	—	—	—	—	18	18
Interest expense (income)	23	—	23	(6)	—	(6)
Income tax expense (benefit)	11	—	11	(138)	—	(138)
EBITDA	(6,039)	(182)	(6,221)	(7,746)	(1,842)	(9,588)
Stock-based compensation (1)	1,568	1	1,569	2,467	34	2,501
Adjusted EBITDA	$(4,471)	$(181)	$(4,652)	$(5,279)	$(1,808)	$(7,087)

______________
(1)Represents stock-based compensation expense related to stock options awarded to employees, consultants and non-executive directors based on the grant date fair value using the Black-Scholes valuation model.